Exhibit 10.1

CBRE GROUP, INC.
SECOND AMENDED AND RESTATED

CHANGE IN CONTROL AND SEVERANCE PLAN
FOR SENIOR MANAGEMENT

CBRE Group, Inc., a Delaware corporation (the “Company”), has adopted this Second Amended and Restated Change in Control and Severance Plan for Senior Management (this “Plan”), effective as of March 20, 2026, for the benefit of executives and other members of the senior management of the Company and its Subsidiaries (as defined below) who are eligible to participate in this Plan. The Plan amends and restates in its entirety the Amended and Restated Change in Control and Severance Plan.

1.
Purposes

The purposes of this Plan are as follows:

(a)
To reinforce and encourage the continued attention and dedication of Participants (as defined below) to their assigned duties without the distraction arising from the possibility of a Change in Control (as defined below) of the Company;
(b)
To enable and encourage Participants to focus their attention on obtaining the best possible outcome for the Company’s shareholders and to make an independent evaluation of all possible transactions, without being influenced by their personal concerns regarding the possible impact of various transactions on the security of their jobs and benefits; and
(c)
To provide severance payments and benefits to any Participant who incurs a qualifying termination of employment under the circumstances described herein, whether within a certain period surrounding a Change in Control or outside of such period.
2.
Defined Terms

For purposes of this Plan, the following terms shall have the meanings indicated below:

(a)
“Authorized Officer” means each of the Company’s Chief Executive Officer and Chief Administrative Officer.
(b)
“Base Salary” means, as to any Participant, the amount the Participant is entitled to receive as annual base salary, in each case without reduction for any pre-tax contributions to benefit plans. Base Salary does not include bonuses, incentives, commissions, overtime pay, shift pay, premium pay, cost of living allowances or income from stock grants or other incentives awarded under the Equity Plan or otherwise.
(c)
“Board” means the Board of Directors of the Company.

(d)
“Cause” means, with respect to any Participant, the occurrence of any one or more of the following events, in each case, subject to the procedural requirements set forth in Section 9.2:
(i)
The Participant’s conviction of (or plea of guilty or no contest to) a felony involving moral turpitude;
(ii)
The Participant’s willful and continued failure to substantially perform the Participant’s designated duties or to follow lawful and authorized directions of the Company Group after written notice from or on behalf of the Company Group;
(iii)
The Participant’s willful misconduct (including willful violation of the Company Group’s policies that are applicable to the Participant) or gross negligence that results in material reputational or financial harm to the Company Group;
(iv)
Any act of fraud, theft, or any material act of dishonesty by the Participant regarding the Company Group’s business;
(v)
The Participant’s material breach of fiduciary duty to the Company Group (including without limitation, acting in competition with, or taking other adverse action against, the Company Group during the period of the Participant’s employment with the Company Group, including soliciting employees of the Company Group for alternative employment);
(vi)
Any illegal or unethical act (inside or outside of the Participant’s scope of employment) by the Participant that results in material reputational or financial harm to the Company Group;
(vii)
The Participant’s material misrepresentation regarding personal and/or Company Group performance and/or the Company Group’s records for personal or family financial benefit;
(viii)
The Participant’s material or systematic unauthorized use or abuse of corporate resources of the Company Group for personal or family financial benefit; or
(ix)
The Participant’s refusal to testify or cooperate in legal proceedings or investigations involving the Company Group.
(e)
“Change in Control” has the meaning ascribed to such term in the CBRE Group, Inc. Amended and Restated 2019 Equity Incentive Plan (without regard to whether such term is defined in an employment agreement or award agreement).
(f)
“Change in Control Protection Period” means the period beginning 120 days prior to the date of a Change in Control and ending on the second anniversary of such Change in Control.

(g)
“Chief Executive Officer” means the Company’s Chief Executive Officer.
(h)
“Code” means the Internal Revenue Code of 1986, as amended.
(i)
“Committee” means the Compensation Committee of the Board.
(j)
“Company” means CBRE Group, Inc.
(k)
“Company Group” means the Company (or, following a Change in Control, the surviving corporation) and each of its Subsidiaries.
(l)
“Date of Termination,” means (i) if the Participant’s employment is terminated by the Company for Cause or by the Participant for Good Reason, the date specified in the Notice of Termination (as determined in accordance with the terms of this Plan), (ii) if the Participant’s employment is terminated by the Company other than for Cause, the date on which the Company notifies the Participant of such termination or such later date as may be set forth in the Notice of Termination, (iii) if the Participant resigns without Good Reason, the date on which the Participant notifies the Company of such termination, and (iv) if the Participant’s employment is terminated by reason of death or Disability, the date of the Participant’s death or the 30th day after receipt of such Notice of Termination by the Participant, as the case may be.
(m)
“Disability” means a Participant’s physical or mental incapacitation such that for a period of six (6) consecutive months, or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period, the Participant is unable to substantially perform his or her duties. Any question as to the existence of a Participant’s physical or mental incapacitation as to which the Participant or such Participant’s representative, as applicable, and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Participant or such Participant’s representative, as applicable, and the Company. If the Participant or such Participant’s representative, as applicable, and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two (2) physicians shall select a third (3rd) who shall make such determination in writing. The determination of Disability made in writing to the Company and the Participant or such Participant’s representative, as applicable, shall be final and conclusive for all purposes under this Plan.
(n)
“Effective Date” means March 20, 2026.
(o)
“Eligible Employee” means any employee of the Company Group who is not a party to any individual employment agreement, offer letter or any other similar agreement with any member of the Company Group that provides for severance payments or benefits of any kind upon a termination of employment with the Company Group (excluding, for the avoidance of doubt, any award agreement evidencing the grant of an Equity Award that provides for accelerated or continued vesting, exercisability and/or settlement upon or following a termination of employment).

(p)
“Equity Award” means each restricted stock unit or other equity or equity-based compensation award in respect of Shares granted to a Participant under the Equity Plan or any other equity-based compensation plan maintained by the Company.
(q)
“Equity Plan” means the CBRE Group, Inc. Amended and Restated 2019 Equity Incentive Plan, as applicable, as may be amended or restated from time to time or any successor to such plans.
(r)
“Equity Vesting Continuation Period” means the following number as applicable: (i) 18 months with respect to the Tier I Participant, (ii) 15 months with respect to any Tier II Participant, and (iii) 9 months with respect to any Tier III Participant.
(s)
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(t)
“Fair Market Value” has the meaning ascribed to such term in the applicable Equity Plan with respect to the relevant Equity Award.
(u)
“Good Reason” means the occurrence of any one or more of the following events without a Participant’s prior written consent:
(i)
A material adverse change in the Participant’s duties or responsibilities (such that the compensation paid to the Participant would not continue to be deemed rational based on the Participant’s revised duties or responsibilities) that occurs during the Change in Control Protection Period;
(ii)
A reduction of more than 15% in the Participant’s Base Salary as in effect for the 12-month period immediately prior to such reduction, other than in connection with an across-the-board reduction of the base salaries of similarly situated employees or due to changes in the Participant’s duties and responsibilities with the Participant’s prior written consent;
(iii)
A reduction of more than 15% in the Participant’s Target Bonus as in effect immediately prior to such reduction or the Participant becoming ineligible to participate in bonus plans applicable to similarly situated employees, other than in connection with an across-the-board reduction of the annual target bonuses of similarly situated employees or due to changes in the Participant’s duties and responsibilities with the Participant’s prior written consent;
(iv)
The failure by the Company to make any annual equity grant to the Participant or a reduction of more than 15% of the Participant’s annual equity grant as compared to the annual equity grant made to the Participant in the preceding fiscal year of the Company, unless (A) a reduction of annual equity grants or a change in equity philosophy or practice occurs that does not disproportionately affect the Participant relative to other similarly situated employees who receive equity grants, (B) the Company determines in good faith that such failure to grant or reduction of such grants was fair and equitable either based on the Participant’s failure to meet mutually understood expectations of the Participant’s position with the Company or due to the receipt by the Participant of a special one-time equity grant within the 18 months immediately prior to such event, or (C) such failure to grant or reduction of such grants occurs due to changes in the Participant’s duties and responsibilities with the Participant’s prior written consent;
(v)
The failure of any successor to the Company to assume this Plan upon a Change in Control pursuant to Section 11; or
(vi)
A change in the Participant’s principal place of work to a location of more than 50 miles in each direction from the Participant’s principal place of work immediately prior to such change in location; provided, that such change increases the Participant’s commute from the Participant’s principal residence by more than 50 miles in each direction and more than 3 times per week on average;

provided, that (x) the Participant provides a Notice of Termination to the Company within 90 days of the initial existence of the facts or circumstances constituting such event, (y) the Company fails to cure such facts or circumstances within 30 days after receipt of such Notice of Termination and (z) the Date of Termination of the Participant occurs no later than 30 days after the expiration of such cure period.

(v)
“Last Day of Active Service” means the earlier of (i) the Date of Termination or (ii) if the Participant is placed on garden leave by the Company for any period of time following the Participant’s receipt of a Notice of Termination but prior to the Date of Termination, the last day of the Participant’s active service to the Company prior to the commencement of such garden leave.
(w)
“Non-Section 16 Participant” means any Participant who is not a Section 16 Person.
(x)
“Notice of Termination” means a written notice which shall (i) indicate the specific termination provision in this Plan relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of a Participant’s employment under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such notice, specify the Date of Termination (which date shall be not more than 30 days after the giving of such notice unless a longer period is required by applicable law or is otherwise mutually agreed by the Company or the Participant) and, if then known, the Last Day of Active Service.
(y)
“Other Bonus Amount” means, with respect to a Non-Section 16 Participant who is not eligible to receive a Target Bonus but is otherwise eligible to participate in a short-term cash incentive plan, an amount determined by an Authorized Officer in his or her sole discretion.
(z)
“Participant” means each of the Tier I Participants, the Tier II Participants and the Tier III Participants (collectively, the “Participants”).
(aa)
“Performance-Vesting Equity Award” means any Equity Award that is not a Time-Vesting Equity Award. For the avoidance of doubt, a Performance-Vesting Equity Award shall include any Equity Award that is either expressly and exclusively subject to performance-based vesting or a hybrid of time-based vesting and performance-based vesting.
(bb)
“Poor Performance” means, with respect to any Participant, the occurrence of any one or more of the following events:
(i)
The Participant’s consistent and documented failure to successfully execute the basic responsibilities of the Participant’s position or to meet performance objectives assigned to the Participant following adequate written notice from or on behalf of the Company Group and an opportunity to improve; or
(ii)
The exhibition by the Participant of a pattern of poor decisions on major corporate or personnel matters;

provided, that (x) the Company provides written notice to the Participant of a finding of Poor Performance promptly after becoming aware of the existence of the facts or circumstances constituting such event, and (y) the Participant is provided with a reasonable opportunity to challenge such finding pursuant to procedures established by the Committee.

(cc)
“Qualifying Termination” means a termination of employment with the Company Group either by (i) the Company (other than for Cause and other than for Poor Performance) or (ii) a Participant for Good Reason. For purposes of clarification, the termination of a Participant’s employment by reason of the Participant’s death or Disability shall not be deemed a Qualifying Termination.
(dd)
“Restricted Period” means the following period of months commencing upon a Qualifying Termination: (i) if outside the Change in Control Protection Period: (A) with respect to the Tier I Participant, 18 months, (B) with respect to any Tier II Participant, 15 months, and (B) with respect to any Tier III Participant, 9 months, and (ii) if within the Change in Control Protection Period: (A) with respect to the Tier I Participant, 24 months, (B) with respect to any Tier II Participant, 18 months, and (C) with respect to any Tier III Participant, 9 months, which period, in the case of either clause (i) or (ii), may be reduced or eliminated, in all cases, (x) by the Committee (in respect of any Section 16 Participant) or the Company (in respect of any Non-Section 16 Participant), or (y) to the extent required to comply with the applicable laws of the jurisdiction in which the Participant was primarily providing services to the Company immediately prior to such termination.
(ee)
“Retirement-Eligible Participant” means, with respect to any Equity Award, any Participant who meets the age and service conditions to be eligible to qualify for “Retirement” (or similar term) under the terms of the award agreement governing such Equity Award and, as a result, is eligible for continued or accelerated vesting of all or any portion of such Equity Award upon a termination of employment due to such Retirement. For clarity, if the Participant is not eligible for continued or accelerated vesting of a portion of an Equity Award on Retirement under the terms of the award agreement (including because the Participant does not satisfy any applicable minimum service requirement after the grant or vesting commencement date of such Equity Award) or the award agreement does not provide for any such continued or accelerated vesting on Retirement, the Participant is not a Retirement-Eligible Participant with respect to such Equity Award (or portion thereof).
(ff)
“Section 16 Participant” means any Participant who is a Section 16 Person.
(gg)
“Section 16 Person” means an officer of the Company who is subject to the reporting rules under Section 16 of the Securities Exchange Act of 1934, as amended.
(hh)
“Separation from Service” has the meaning set forth in Section 409A of the Code and Treasury Regulation Section 1.409A-1(h).
(ii)
“Severance Multiple” means the following number as applicable: (i) if outside the Change in Control Protection Period, (A) 1.5 with respect to the Tier I Participant, (B) 1.25 with respect to any Tier II Participant, and (C) 0.75 with respect to any Tier III Participant and (ii) if within the Change in Control Protection Period, (A) 2.0 with respect to the Tier I Participant, (B) 1.50 with respect to any Tier II Participant, and (C) 0.75 with respect to any Tier III Participant.
(jj)
“Share” has the meaning ascribed to such term in the applicable Equity Plan, with respect to the relevant Equity Award.
(kk)
“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the Effective Date shall be considered a Subsidiary commencing as of such date.
(ll)
“Target Bonus” means the Participant’s annual target cash performance bonus, if any, for the fiscal year in which the Date of Termination occurs.
(mm)
“Tier I Participant” means the Chief Executive Officer.
(nn)
“Tier II Participant” means (i) any Section 16 Person (other than the Chief Executive Officer) whom the Committee has designated as a Tier II Participant or (ii) any employee of the Company who is not a Section 16 Person whom an Authorized Officer has designated as a Tier II Participant, in each case, pursuant to Section 4.1 of this Plan.
(oo)
“Tier III Participant” means (i) any Section 16 Person (other than the Chief Executive Officer) whom the Committee has designated as a Tier III Participant or (ii) any employee of the Company who is not a Section 16 Person whom an Authorized Officer has designated as a Tier III Participant in this Plan, in each case, pursuant to Section 4.1.

(pp)
“Time-Vesting Equity Award” means any Equity Award that is expressly and exclusively subject to periodic or cliff time-based vesting.
3.
Administration
3.1
This Plan shall be interpreted, administered and operated by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof or such other persons from time to time as it may designate. The Committee is authorized to interpret this Plan, to establish, amend and rescind any rules and regulations relating to this Plan, to resolve ambiguities under this Plan, and to make any other determinations that it deems necessary or desirable for the administration of this Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan in the manner and to the extent the Committee deems necessary or desirable. The Committee shall have the full power and authority, in its sole discretion but subject to the provisions of this Plan (including, without limitation, the provisions giving the Authorized Officers the exclusive right to determine whether any Eligible Employee who is not a Section 16 Person shall be a Tier II Participant or a Tier III Participant), to determine who shall be a Participant and to establish the terms and conditions of any payment or benefit payable under this Plan. Any decision of the Committee in the interpretation and administration of this Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).
3.2
All expenses and liabilities which members of the Committee incur in connection with the administration of this Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, appraisers, brokers, or other persons in connection with such administration, and the Committee, the Company and the Company’s officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan, and all members of the Committee shall be fully protected by the Company in respect of any such action, determination or interpretation.
4.
Eligibility and Participation
4.1
Each Eligible Employee who is either (i) a Section 16 Person who has been designated to participate in this Plan as a Tier I, Tier II or Tier III Participant by the Committee, in its sole discretion, or (ii) an employee who is not a Section 16 Person who has been designated to participate in this Plan as a Tier II or Tier III Participant by an Authorized Officer, in his or her sole discretion, shall become a Participant and be eligible to receive payments and benefits under this Plan. Promptly following such designation by the Committee or an Authorized Officer, as applicable, the Company shall provide written notice substantially in the form attached hereto as Exhibit A (a “Designation Letter”) to each Participant with respect to the Participant’s designation as a Tier I, Tier II or Tier III Participant in this Plan.

4.2
None of the Participants shall be eligible to receive any severance payments or benefits under the Company’s Highly Compensated Employee Severance Pay Policy or any other severance plan, policy or program of the Company Group as in effect from time to time. Any severance payments or benefits payable to a Participant under this Plan shall be in lieu of any severance payments or benefits to which such Participant may otherwise have been entitled to pursuant to the Company’s Highly Compensated Employee Severance Pay Policy or such other severance plan, policy or program of the Company Group as in effect from time to time.
5.
Termination Benefits and Payments
5.1
Qualifying Termination Outside of the Change in Control Protection Period. If a Participant incurs a Qualifying Termination at any time outside of the Change in Control Protection Period, the Participant shall be entitled to receive the following payments and benefits, subject to Section 5.3 and Section 14.2:
(a)
A single lump-sum payment within 10 days after the Date of Termination (or earlier, to the extent required by applicable law), in an aggregate amount equal to (i) the Participant’s earned but unpaid Base Salary and accrued but unpaid vacation pay (if any) through the Date of Termination, and (ii) subject to submission by the Participant of supporting documentation, any unreimbursed business expenses incurred by the Participant through the Date of Termination in accordance with the Company’s reimbursement policy (the amounts described in clauses (i) and (ii), collectively, the “Accrued Obligations”);
(b)
A single lump-sum payment on the first payroll date following the date on which the Release (as defined below) becomes irrevocable, in an amount equal to (i) the Participant’s applicable Severance Multiple, multiplied by (ii) the sum of (A) the Participant’s Base Salary and (B) the Participant’s Target Bonus or Other Bonus Amount, as applicable, in each case, as in effect on the Date of Termination (without giving effect to any reduction in Base Salary or Target Bonus, respectively, that constitutes Good Reason), and (C) reduced by any Base Salary paid, or otherwise payable to Participant pursuant to Section 5.1(a) above, for the period commencing after the Participant’s Last Day of Active Service and ending on the Date of Termination; provided, that, to the extent required to comply with Section 409A of the Code, if the Release Period spans two calendar years, such amount shall be paid on the first regularly scheduled payroll date that occurs in the second calendar year;
(c)
Any unpaid bonus that would have become payable to the Participant in respect of any fiscal year that ends on or before the Date of Termination, where the Participant remained employed through the full fiscal year or performance period but incurs a Qualifying Termination prior to the payment date for such bonus, payable in a single-lump sum on the later of (i) the date on which such bonus would have been paid to the Participant if he or she had remained employed on the payment date or (ii) the first payroll date following the date on which the Release (as defined below) becomes irrevocable (or, to the extent required to comply with Section 409A of the Code, if the

Release Period spans two calendar years, the first regularly scheduled payroll date that occurs in the second calendar year);
(d)
A pro rata annual bonus for the fiscal year in which the Date of Termination occurs in an amount equal to the product of:
(i)
in respect of any Section 16 Participant or any Non-Section 16 Participant who has a Target Bonus (without giving effect to any change in eligibility that constitutes Good Reason), (A) the lesser of (1) such Participant’s Target Bonus for the fiscal year in which the Date of Termination occurs, and (2) the annual bonus such Participant would have earned for the fiscal year in which the Date of Termination occurs if he or she had remained employed with the Company Group on the applicable payment date for such annual bonus (but with 100% of such annual bonus calculated solely based on the applicable Company performance metrics with respect to such fiscal year and without regard to any assessment of personal performance), and (B) a fraction, the numerator of which shall be the number of days elapsed through the Last Day of Active Service in the fiscal year in which the Date of Termination occurs and the denominator of which shall be 365 (or 366 if the Date of Termination occurs in a leap year), payable in a single lump-sum on the date on which such annual bonus would have been paid to the Participant if he or she had remained employed on the payment date; or
(ii)
in respect of any Non-Section 16 Participant who does not have a Target Bonus (without giving effect to any change in eligibility that constitutes Good Reason), (A) the Other Bonus Amount and (ii) a fraction, the numerator of which shall be the number of days elapsed through the Last Day of Active Service in the fiscal year in which the Date of Termination occurs and the denominator of which shall be 365 (or 366 if the Date of Termination occurs in a leap year), payable in a single lump-sum on the first payroll date following the date on which the Release becomes irrevocable; provided, that, to the extent required to comply with Section 409A of the Code, if the Release Period spans two calendar years, such amount shall be paid on the first regularly scheduled payroll date that occurs in the second calendar year;
(e)
Any cash, carried interest or similar incentive compensation awards (including a cash long-term incentive plan) (other than Equity Awards) held by the Participant as of the Date of Termination having a performance period that exceeds one year shall be subject to the terms of the applicable plan or grant document with respect to any vesting or payment thereof; provided, that if the applicable plan or grant document does not expressly provide for the treatment of such award upon a Qualifying Termination, then the Committee (in respect of any Section 16 Participant) or an Authorized Officer (in respect of any Non-Section 16 Participant) shall determine, in good faith, the treatment of such award consistent with the principles of this Plan, so long as all Participants so affected who then hold such an award are treated in a similar manner in respect of such award;
(f)
If the Participant elects to receive group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”)

following the termination of the Participant’s employment, then the Company shall provide such coverage for the 18-month period commencing as of the first day of the month immediately following the Date of Termination (the “Continuation Period”); provided, that the Participant shall continue to pay the same amount of monthly premium as in effect for an active employee with the same coverage; provided, further, that if the Participant becomes employed with another employer during the Continuation Period and is eligible to receive group health insurance coverage under such employer’s plans, the Company’s obligations under this Section 5.1(f) shall be reduced to the extent comparable coverage is actually provided to the Participant and the Participant’s covered dependents, and any such coverage shall be reported by the Participant to the Company. Notwithstanding the foregoing, (A) if any plan pursuant to which the Company is providing such coverage is not, or ceases prior to the expiration of the Continuation Period to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover the Participant under its group health plans or the continuation of such coverage would result in adverse tax consequences for the Participant or other participants in such group health plans or the imposition of fines or penalties on the Company, then, in either case, an amount equal to the difference between the full monthly COBRA premium payment and the current monthly premium the Participant would have paid as an active employee shall thereafter be paid to the Participant as currently taxable compensation in substantially equal monthly installments over the Continuation Period, or the remaining portion thereof (and such payment shall be paid to the Participant on a fully tax grossed up basis);
(g)
Upon written request by the Participant, the Company shall, at its sole expense, provide the Participant with reasonable outplacement services with a well-known and reputable outplacement agency for a period of not more than one year following the Date of Termination; and
(h)
To the extent not previously vested as of the Date of Termination, any outstanding Equity Awards held by the Participant shall vest and become exercisable as follows; provided, that if the applicable award agreement evidencing any such Equity Award provides for more favorable vesting (determined based on the number of Shares subject to such vesting), then the terms of such award agreement shall instead govern the treatment of such Equity Award:
(i)
With respect to any Time-Vesting Equity Award held by the Participant, the vesting of such Equity Award will immediately accelerate with respect to a portion of the unvested Shares subject thereto in an amount equal to (1) the total number of Shares subject to such Equity Award multiplied by a fraction, not to exceed 1, the numerator of which is (x) the number of full months the Participant was employed from the Time-Vesting Equity Award’s grant date to the Last Day of Active Service, plus (y) the Participant’s applicable Equity Vesting Continuation Period, and the denominator of which is the number of full months from the grant date to the final vesting date of such Equity Award, less (2) the number of Shares granted under the Equity Award that had vested prior to the Date of Termination, if any, subject to the following terms and conditions:

(A)
Except as otherwise provided under Section 5.1(h)(i)(B) below, for any Time-Vesting Equity Award that is an award of restricted stock or restricted stock units, all of the Shares that are subject to accelerated vesting as described in Section 5.1(h)(i) above shall be delivered to the Participant as soon as practicable after the Date of Termination;
(B)
If the Participant became a Retirement-Eligible Participant prior to the Effective Date, then for any Time-Vesting Equity Award that is an award of restricted stock units granted prior to the Effective Date to such Participant, the Shares that are subject to accelerated vesting as described in Section 5.1(h)(i) above shall be delivered to the Participant on the date(s) the restricted stock units subject to such Time-Vesting Equity Award would have otherwise vested, as provided in the grant notice attached to the award agreement pursuant to which the applicable Time-Vesting Equity Award was granted;
(ii)
With respect to any Performance-Vesting Equity Award held by the Participant, a portion of the unvested Shares subject thereto shall remain outstanding and eligible to vest in accordance with the terms of the applicable award agreement evidencing such award following the completion of the applicable performance period for such Performance-Vesting Equity Award in an amount equal to (1) the total number of Shares, if any, that would have been ultimately awarded thereunder following completion of the performance period applicable to such Performance-Vesting Equity Award multiplied by a fraction, not to exceed 1, the numerator of which is (x) the number of full months the Participant was employed from the Performance-Vesting Equity Award’s grant date to the Last Day of Active Service, plus (y) the Participant’s applicable Equity Vesting Continuation Period, and the denominator of which is the number of full months from the grant date to the final vesting date of such Performance-Vesting Equity Award, less (2) the number of Shares granted under the Performance-Vesting Equity Award that had vested prior to the Date of Termination.1 For any Performance-Vesting Equity Award that is an award of restricted stock units or restricted stock, all of the Shares that are subject to continued vesting as described in Section 5.1(h)(ii) above and are actually earned based on the level of achievement of the applicable performance goals shall be delivered to the Participant on the date(s) the restricted stock or restricted stock units subject to such Performance-Vesting Equity Award would have otherwise vested, as provided in the grant notice attached to the award agreement pursuant to which the applicable Performance-Vesting Equity Award was granted.

All other benefits, if any, due to the Participant following a termination pursuant to this Section 5.1 shall be determined in accordance with the plans, policies and practices of the Company as in effect from time to time; provided, that the Participant shall not be entitled to any severance payments or benefits under any other agreement or any severance plan,

1 E.g., if the performance period on a Relative TSR Equity Award granted in March 2024 is fiscal years 2024-2026 (with the cliff vest date in March 2027) and the Participant is terminated in August 2026, then the Participant will remain eligible to vest in the calculated portion of the Shares until performance is measurable for the full performance period (e.g., in March 2026) and thereupon (in March 2026) vest into that number of Shares from such portion as is determined based on the level of performance that is achieved.

policy or program of the Company Group. The Participant shall not accrue any additional compensation or other benefits under this Plan following such termination of employment other than as expressly set forth herein.

5.2
Qualifying Termination During the Change in Control Protection Period. If a Participant incurs a Qualifying Termination at any time during the Change in Control Protection Period, the Participant shall be entitled to receive the following payments and benefits, subject to Section 5.3 and Section 14.2:
(a)
The Participant shall be entitled to payment of the Accrued Obligations in a single lump-sum within 10 days after the Date of Termination (or earlier, to the extent required by applicable law);
(b)
The Participant shall be entitled to the payments and benefits provided in Sections 5.1(b), (c), (d), (e), (f) and (g), subject to the terms and conditions thereof, including, without limitation, the requirement that a condition to the Participant’s right to receive such payments and benefits is the Participant’s execution, delivery and non-revocation of the Release; and
(c)
To the extent not previously vested as of the Date of Termination, any outstanding Equity Awards (including any such Equity Awards that are assumed, converted or replaced pursuant to Section 6) held by the Participant shall vest as follows (in lieu of the vesting described in Section 5.1(h)); provided, that if the applicable award agreement evidencing any such Equity Award provides for more favorable vesting (determined based on the number of Shares subject to such vesting), then the terms of such award agreement shall instead govern the treatment of such Equity Award:
(i)
With respect to any Time-Vesting Equity Award held by the Participant, the vesting of such award will immediately accelerate with respect to all of the unvested Shares subject thereto on the Date of Termination (or, in the event that the Participant experiences a Qualifying Termination prior to the occurrence of a Change in Control, upon the occurrence of such Change in Control). In order to accomplish the intention of this provision and notwithstanding any provision of the applicable award agreement or the plan under which such Time-Vesting Equity Award was granted to the contrary, if the Participant experiences a Qualifying Termination prior to the occurrence of a Change in Control, any portion of such Time-Vesting Equity Award that is unvested shall remain outstanding for a period of 120 days following the Date of Termination and, (A) if a Change in Control occurs during such 120-day period, such unvested award shall become fully vested upon the occurrence of such Change in Control or (B) if a Change in Control does not occur prior to the expiration of such 120-day period, the unvested award shall automatically expire upon the expiration of such 120-day period; or
(ii)
With respect to any Performance-Vesting Equity Award held by the Participant, the Committee shall (A) determine the level of achievement of the applicable performance goals, based upon the actual level of achievement of the performance goals through the date of the Change in Control, and (B) determine the extent to which the vesting of the Shares subject to the Performance-Vesting Equity Award will immediately and fully accelerate based on such level of achievement, provided, that any Shares subject to the Performance-Vesting Equity Award that do not vest based on the actual level of achievement will be automatically forfeited upon the Change in Control.2
(d)
Non-Qualifying Termination. If a Participant’s employment with the Company is terminated either (i) by the Company either for Cause or for Poor Performance, (ii) by a Participant without Good Reason or (iii) due to the Participant’s death or Disability, then the Participant (or the Participant’s beneficiary or estate, as applicable) shall be entitled to payment of the Accrued Obligations in a single lump-sum within 10 days after the Date of Termination (or earlier, to the extent required by applicable law). In no event shall any such Participant otherwise be eligible to receive any payments or benefits under this Plan, except to the extent explicitly required by applicable law; provided, that the Committee may, in its sole discretion, determine to provide for the full or partial vesting of any Equity Award held by the Participant as of the Date of Termination.
5.3
Release and Other Conditions to Severance. Any payments or benefits that may be provided to a Participant under Section 5.1 or Section 5.2 of this Plan (other than payment of the Accrued Obligations) shall be conditioned upon the following events:
(a)
The Participant’s execution, delivery and non-revocation of an effective release of claims against the Company Group, in substantially the Company’s standard form for personnel who are similarly situated to the Participant (the “Release”), which Release shall be delivered to the Participant within 5 days following the Date of Termination and which must be executed (and not revoked) by the Participant within sixty (60) days following the Date of Termination (the “Release Period”);
(b)
At the Company’s request, the Participant’s return of all property belonging to the Company Group (including, but not limited to, any Company Group-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company Group); and
(c)
The Participant’s continued compliance with the conditions set forth in Section 7.

Notwithstanding anything herein to the contrary, if the Committee determines, in its reasonable good faith and discretion, that a Participant has not satisfied any of the conditions precedent or subsequent in Section 7, (i) any entitlement of the Participant to receive any payments or benefits due under this Plan (other than payment of the Accrued Obligations) shall be forfeited, and (ii) the Participant shall be obligated to promptly repay the Company all amounts of payments and benefits the Participant previously received

2 E.g., if the performance period on a Relative TSR Equity Award granted in March 2024 is fiscal years 2024-2026 (with the cliff vest date in March 2027) and a Change in Control occurs in November 2026, with the Participant terminating at any time during the period commencing 120 days prior to the Change in Control date and ending immediately prior to the cliff vest date in March 2027, then the Participant will immediately vest as to that number of Shares as is determined based on the actual performance determined by the Committee at the Change in Control date.

under this Plan (other than the Accrued Obligations); provided, that if a court subsequently determines that the Participant did satisfy such conditions, the Participant’s entitlement to receive such payments and benefits shall be reinstated in accordance with the terms thereof.

6.
Treatment of Equity Awards Held by Non-Terminated Participants upon a Change in Control

If a Participant remains employed with the Company Group on the date on which a Change in Control occurs, any outstanding Equity Awards then held by the Participant shall, effective upon the consummation of such Change in Control, be treated as follows:

(a)
With respect to each Time-Vesting Equity Award held by the Participant:
(i)
If such Time-Vesting Equity Award is assumed, converted or replaced by the surviving corporation (including the Company if the Company is the surviving corporation) or its parent with equity or equity-based awards in respect of a publicly traded security having an equivalent value and vesting schedule to those applicable to such Time-Vesting Equity Award immediately prior to such Change in Control, such award as so-assumed, converted or replaced, as applicable, shall remain eligible to vest in accordance with its terms, subject to fully accelerated vesting in the event of a Participant’s Qualifying Termination with the surviving corporation or its parent, as applicable, that occurs at any time on or prior to the second anniversary of such Change in Control.
(ii)
If such Time-Vesting Equity Award is not so assumed, converted or replaced, the vesting of such award will immediately accelerate with respect to all of the unvested Shares subject thereto.
(b)
With respect to each Performance-Vesting Equity Award held by the Participant, if the size of such award is variable based on the achievement of Company performance targets, the Committee shall determine the level of achievement of the applicable performance goals, based upon the actual level of achievement of the performance goals through the date of the Change in Control for purposes of determining the number of Shares subject to such Performance-Vesting Equity Award that shall be eligible to vest (the “Vesting Eligible Shares”) as follows:
(i)
If such Performance-Vesting Equity Award is assumed, converted or replaced by the surviving corporation (including the Company if the Company is the surviving corporation) or its parent with equity or equity-based awards in respect of a publicly traded security having an equivalent value and vesting period (determined as if the applicable performance condition was deemed satisfied with respect to the Vesting Eligible Shares that remain subject thereto after giving effect to the last sentence of this Section 6) to those applicable to such award as in effect immediately prior to such Change in Control, the Vesting Eligible Shares subject to such award as so assumed, converted or replaced, as applicable, shall vest in full on the last day of the applicable vesting period (without regard to the satisfaction of any performance condition) in accordance with the terms of the applicable award agreement evidencing such award, subject to fully accelerated vesting in the event of a Participant’s Qualifying Termination with the surviving corporation or its parent, as applicable, that occurs at any time on or prior to the second anniversary of such Change in Control.3
(ii)
If such award is not so assumed, converted or replaced, the vesting of such award will immediately accelerate with respect to all of the Vesting Eligible Shares subject thereto.

Notwithstanding anything herein to the contrary, any Shares subject to a Performance-Vesting Equity Award that are not Vesting Eligible Shares after giving effect to the Committee’s determination pursuant to this Section 6(b) shall be automatically forfeited by the Participant and terminated for no consideration on the date of such Change in Control.

7.
Restrictive Conditions

As a condition precedent and subsequent to the receipt of any actual payments and benefits provided to a Participant under Section 5.1 or Section 5.2 of this Plan (other than payment of the Accrued Obligations), the Participant, in order to accept any such benefits and payments under this Plan, must comply with the restrictive conditions precedent and subsequent to receipt thereof, as set forth on Exhibit B attached hereto (the terms of which shall be incorporated into the Release), for the Restricted Period. Upon completion of the Restricted Period, Participant must certify (in writing) to the Company his or her compliance with such conditions. For the avoidance of doubt, the restrictive conditions set forth on Exhibit B shall apply in addition to (and shall not be limited by the provisions of) any other non-competition, non-pooling, non-solicitation, confidentiality, non-disparagement or similar covenants or conditions to which a Participant is subject pursuant to any other plan or agreement containing restrictive covenants or conditions to which such Participant is a party with any member of the Company Group (or, in the case of any plan, as a recipient of any award or benefits thereunder), such that the longest and broadest of such restrictions shall apply (without duplication).

8.
Limitation on Payments
(a)
Notwithstanding any other provisions of this Plan to the contrary, if any payment or benefit received or to be received by a Participant, whether pursuant to the terms of this Plan or any other plan, arrangement or agreement (all such payments and benefits being hereinafter referred to as the “Total Payments”), would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section

3 E.g., if the performance period on a Relative TSR Equity Award granted in March 2024 is fiscal years 2024-2026 (with the cliff vest date in March 2027) and a Change in Control occurs in November 2026, then (i) the employee will remain eligible to vest as to that number of shares as is determined based on actual performance determined by the Committee at the Change in Control date and (ii) the portion of the award that is not forfeited following such determination will be converted into a time-based equity award that will cliff vest in March 2027.

280G of the Code in such other plan, arrangement or agreement, the Total Payments shall be reduced as set forth herein, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced by the Company in its reasonable discretion in the following order: (A) the cash severance payment set forth in Section 5.1(b), (B) the payment of a pro-rata bonus for the fiscal year in which the Date of Termination occurs as set forth in Section 5.1(d), (C) the accelerated vesting of any Performance-Vesting Equity Awards as set forth herein, (D) the accelerated vesting of any Time-Vesting Equity Awards as set forth herein, and (E) any other payments or benefits otherwise payable to the Participant on a pro-rata basis or such other manner that complies with Section 409A of the Code; provided, that no such reduction shall apply to any such payment or benefit that constitutes “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) to the extent that such reduction would result in any prohibited acceleration or additional tax under Section 409A of the Code.
(b)
For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Participant shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of an independent nationally recognized accounting firm or consulting firm (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
9.
Termination Procedure
9.1
Notice of Termination. Any purported termination of a Participant’s employment by the Company with or without Cause or by the Participant for Good Reason shall be communicated by a Notice of Termination to the other party given in accordance with Section 12. The failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, under this Plan or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights under this Plan.
9.2
Procedure for Termination for Cause. Any termination of the employment of a Participant shall not be deemed to be for Cause unless and until (a) the Participant has been provided written notice detailing the facts or circumstances constituting such Cause event at least 30 days before the proposed Date of Termination; provided, that the Company shall have the right to suspend the Participant with pay during such period, (b) the Participant has been provided with a reasonable opportunity, together with counsel for the Participant (at the Participant’s option and expense), to be heard by the Committee (in respect of any Section 16 Participant) or a panel of senior executive officers of the Company (in respect of any Non-Section 16 Participant) regarding any disputed facts prior to such proposed Date of Termination, and (c) to the extent capable of cure, the Participant fails to cure such facts or circumstances within such 30 day period; provided, that the Committee or such panel of senior executive officers of the Company, as applicable, shall determine in good faith whether such Cause event exists following such hearing and, if applicable, whether and how such Cause event is capable of being cured. If it is determined that no such Cause event exists and the Company determines to terminate the Participant’s employment with the Company, then such termination shall constitute a termination without Cause for purposes of this Plan.
10.
No Mitigation or Offset

The Company agrees that, in order for a Participant to be eligible to receive the payments and other benefits described herein, the Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company pursuant to Section 5.1 or 5.2. Further, the amount of any payment or benefit provided for in this Plan (other than pursuant to Section 5.1(f)) shall not be reduced by any compensation earned by the Participant following the Date of Termination as the result of employment by another employer or otherwise, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.

11.
Successors; Binding Agreement
(a)
The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume this Plan and all obligations of the Company hereunder in the same manner and to the same extent that the Company would be so obligated if no such succession had taken place.
(b)
This Plan shall inure to the benefit of and shall be binding upon the Company, its permitted successors and assigns.
(c)
No right or interest of a Participant under this Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such right or interest shall be liable for or subject to any debt, obligation or liability of such

Participant. Notwithstanding the foregoing, if a Participant dies while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant’s estate.
12.
Notices

For the purpose of this Plan, notices and all other communications provided for in this Plan shall be given in writing and delivered by hand or sent by overnight courier, certified or registered mail, return receipt requested, postage prepaid, and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to the Participant, 5 days after deposit in the United States mail, postage prepaid, addressed to the Participant at the last address the Participant provided to the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

CBRE Group, Inc.

Attention: Chief Legal & Administrative Officer

2121 North Pearl Street, Suite 300

Dallas, TX 75201

13.
Claims Procedure; Arbitration
13.1
Claims Procedure.
(a)
With respect to any claim for benefits which are provided exclusively under this Plan, the claim shall be approved or denied by the Committee (in respect of any Section 16 Participant) or a panel of senior executive officers of the Company (in respect of any Non-Section 16 Participant) within 90 days following the receipt of the information necessary to process the claim. If the Committee denies a claim for benefits in whole or in part, it will give written notice of the decision to the claimant or the claimant’s authorized representative, which notice will set forth in a manner calculated to be understood by the claimant, stating the specific reasons for such denial, make specific reference to the pertinent Plan provisions on which the decision was based, and provide any other additional information, as applicable, required by Section 503 of ERISA and the regulations thereunder.
(b)
With respect to any claim for benefits which, under the terms of this Plan, are provided under another employee benefit plan or program maintained by any member of the Company Group, the Committee shall determine claims regarding the Participant’s eligibility under this Plan in accordance with the preceding Section 13.1(a), but the administration of any other claim with respect to such benefits (including the amount of such benefits) shall be subject to the claims procedure specified in such other employee benefit plan or program.
(c)
Appeals with respect to any claim for benefits which, under the terms of this Plan, are provided under another employee benefit plan maintained by any member of the Company Group (e.g., group health, life insurance, etc.), shall be subject to the claims and appeals procedure specified in such other employee benefit plan.
13.2
Arbitration. If a Participant and the Company are unable to resolve any controversy or claim arising out of, or relating to, this Plan (after giving effect to Section 13.1), other than any claim for provisional relief, including temporary restraining orders, temporary protective orders, and preliminary injunctive relief, pending arbitration or in aid of arbitration with respect to Section 7 and Exhibit B (which claim must be brought in court), which cannot be settled amicably by the parties, such controversy shall be finally, exclusively, and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the provisions of the arbitration rules of the state in which the Participant is or was last employed by the Company (e.g., in California, the California Arbitration Act) or in absence of state law, the Federal Arbitration Act, and shall be heard before a retired State or Federal judge in the county containing the Company’s office in which the Participant is or was last employed. The decision of the arbitrator shall be final and binding upon all parties thereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall pay his or its own costs for the arbitration, with the cost of the arbitrator to be equally divided between the parties; provided, that the Company shall reimburse the Participant for reasonable attorneys’ fees and other actual costs incurred by the Participant in connection with such action if the Participant substantially prevails on at least one material issue in such arbitration (or any related litigation).
13.3
Exclusive Jurisdiction; Waiver of Jury Trial. Notwithstanding anything herein to the contrary, the Company shall have the right to enforce the provisions of Section 7 and Exhibit B through an action, suit or proceeding brought in any state or federal court located either in Texas or the state in which the Participant is primarily employed, and each Participant consents to the exclusive jurisdiction and venue of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waives, to the fullest extent permitted by law, any right to a jury trial and any objection that such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum; provided, that any action, suit or proceeding seeking to enforce a final judgment rendered in such court or an arbitral award pursuant to Section 13.2 may be brought in any court of competent jurisdiction.
14.
Section 409A
14.1
To the extent applicable, this Plan shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Plan to the contrary, to the extent that the Committee determines that any payments or benefits under this Plan may not be either compliant with or exempt from Section 409A of the Code and related Department of Treasury guidance, the Committee may in its sole discretion adopt such amendments to this Plan or take such other actions that the Committee determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Plan from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, that this Section 14.1 shall not create any obligation on the part of the Committee to adopt any such amendment or take any other action.
14.2
Notwithstanding anything to the contrary in this Plan, no amounts shall be paid to any Participant under this Plan during the 6-month period following such Participant’s Separation from Service to the extent that the Committee reasonably determines that paying such amounts at the time or times indicated in this Plan would result in a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such 6-month period without interest thereon.
14.3
Notwithstanding anything to the contrary herein, to the extent required by Section 409A of the Code, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service with the Company, and, for purposes of any such provision of this Plan, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.
14.4
For purposes of Section 409A of the Code, each payment made under this Plan shall be designated as a “separate payment” within the meaning of Section 409A of the Code.
14.5
Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Plan does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, (a) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Participant during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Participant in any other calendar year; (b) the reimbursements for expenses for which the Participant is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

15.
Termination and Amendment

This Plan, including any Designation Letter, may be amended or terminated, and any provision thereof may be modified (or waived), for one or more Participants at any time by the Committee (in respect of any Section 16 Participant) or an Authorized Officer (in respect of any Non-Section 16 Participant) in its sole discretion; provided, that any such amendment, termination or modification adverse to any Participant (including without limitation, any amendment or modification resulting in the removal of a Participant from this Plan or in the demotion of a Participant from a Tier II Participant to a Tier III Participant) shall not become effective until the date which is (i) in respect of any Participant who is employed outside of the Change in Control Protection Period, 6 months following the date of such amendment, termination or modification or (ii) in respect of any Participant who is employed during the Change in Control Protection Period, the later of (x) 6 months following the date of such amendment, termination or modification or (y) the expiration of the Change in Control Protection Period, in any case, so long as such amendment, termination or modification does not affect any benefits to which a Participant is entitled pursuant to a termination of employment or resignation occurring prior to the date such amendment, termination or modification becomes effective.

16.
Miscellaneous
16.1
No Waiver. No waiver by the Company or any Participant, as the case may be, at any time of any breach by the other party of, or of any lack of compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. All other plans, policies and arrangements of the Company Group in which a Participant participates during the term of this Plan shall be interpreted so as to avoid the duplication of benefits paid hereunder.
16.2
No Right to Employment. Nothing contained in this Plan or any documents relating to this Plan shall (i) confer upon any Participant any right to continue as a Participant or in the employ or service of any member of the Company Group, (ii) constitute any contract or agreement of employment, or (iii) interfere in any way with any “at-will” nature (if applicable) of the Participant’s employment with the Company Group.
16.3
Benefits not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under this Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under this Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under this Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to the Participant’s legal guardian or personal representative.
16.4
Tax Withholding. All amounts payable hereunder shall be subject to withholdings for applicable federal, state, local or non-U.S. taxes and other required payroll deductions, including, in respect of any Equity Awards, under any Company “withhold to cover” or “sell to cover” program as then in effect.
16.5
No Effect on Other Benefits. Amounts payable hereunder shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein or herein.
16.6
Governing Law. It is intended that this Plan be an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, and this Plan shall be administered in a manner consistent with such intent. This Plan and all rights hereunder shall be governed, construed and interpreted in accordance with ERISA and, to the extent not preempted by federal law, the laws of the State of Delaware, except with respect to Section 7 and Exhibit B, which shall be governed by, interpreted and enforced according to, the laws of the state in which the Participant is primarily employed.
16.7
Unfunded Obligation. All amounts payable under this Plan shall constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company. This Plan shall constitute solely an unsecured promise by the Company to provide such benefits to Participants to the extent provided herein. For avoidance of doubt, any pension, health or life insurance benefits to which a Participant may be entitled under this Plan shall be provided under other applicable employee benefit plans of the Company Group. This Plan does not provide the substantive benefits under such other employee benefit plans, and nothing in this Plan shall restrict the ability of any member of the Company Group to amend, modify or terminate such other employee benefit plans (whether before or after a Change in Control (but subject to Section 5.2 or 6, as applicable, following a Change in Control)).
16.8
Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.
16.9
Recovery of Overpayments. Notwithstanding the foregoing, the Committee shall have the power, discretion, and authority to take any and all actions it deems necessary or advisable to recover any overpayments made under this Plan, including deducting the amount of any such overpayments made to any Participant from any future payments or benefits to be made or provided to such Participant.

* * *

As adopted by the Board of Directors of CBRE Group, Inc.

on March 20, 2026.

CBRE GROUP, INC.

By: /s/ Chad J. Doellinger
Name: Chad J. Doellinger
Title: Chief Legal & Administrative Officer

and Corporate Secretary

Exhibit A

Form of Designation Letter

See attached.

CBRE Group, Inc.

2121 North Pearl Street, Suite 300

Dallas, TX 75201

(214) 979-6100

[INSERT DATE]

[INSERT NAME]

c/o CBRE, Inc.

2121 North Pearl Street, Suite 300

Dallas, TX 75201

Re: The CBRE Group, Inc. Second Amended and Restated Change in Control

and Severance Plan for Senior Management

Dear [NAME]:

This letter agreement (the “Designation Letter”) relates to the CBRE Group, Inc. Second Amended and Restated Change in Control and Severance Plan for Senior Management (the “Plan”). Through this Designation Letter, you are being offered the opportunity to become a participant in the Plan.

CBRE Group, Inc. (the “Company”) has designated you as a Tier [__] Participant (as defined in the Plan) and thereby you are eligible to receive the severance and other benefits set forth in the Plan subject to the terms and conditions thereof. A copy of the Plan has been made available to you. You should read it carefully and become comfortable with its terms and conditions and those set forth below.

By accepting this Designation Letter, you acknowledge the following provisions:

•
that you have received and reviewed a copy of the Plan;
•
that you understand that participation in the Plan requires that you agree to the terms of the Plan and that you irrevocably and voluntarily agree to those terms; and
•
that you have had the opportunity to carefully evaluate this opportunity and desire to participate in the Plan according to the terms and conditions set forth therein.

You hereby agree that (i) your acceptance of this Designation Letter will result in your participation in the Plan subject to the terms and conditions thereof and (ii) this Designation Letter may not be amended, modified or terminated except pursuant to Section 15 of the Plan.

To comply with applicable law and to administer the Plan appropriately, the Company and its agents may accumulate, hold and process your personal data and/or “sensitive personal data” within the meaning of applicable law (“Personal Data”). Personal Data includes, but is not limited to, the information provided to you as part of the Plan and any changes thereto (e.g., benefits and payments set forth in the Plan), other appropriate personal and financial data about you (e.g., name, home address, telephone number, date of birth, nationality, and social security number), and information about your participation in the Plan. By accepting this

Designation Letter, you give your explicit consent to the Company’s accumulating, transferring and processing Personal Data as necessary or appropriate for Plan administration. Your Personal Data will be retained only as long as is necessary to administer your participation in the Plan. By accepting this Designation Letter, you also give your explicit consent to the Company’s transfer of Personal Data outside the country in which you reside and to a country outside the European Economic Area (including the United States of America, if applicable) where the same level of data protection laws may not apply as in your home country. The legal persons for whom your Personal Data are intended (and by whom your Personal Data may be transferred, processed or exchanged) include the Company, its subsidiaries (or former subsidiaries as are deemed necessary) and any other person that the Company retains or utilizes for Plan administration purposes. You have the right to request a list of the names and addresses of any potential recipients of your Personal Data and to review and correct your Personal Data by contacting the Company’s General Counsel. By accepting this Designation Letter, you acknowledge your understanding that the transfer of the information outlined here is important to Plan administration and that failure to consent to the transmission of such information may limit or prohibit your participation in the Plan.

[By accepting this Designation Letter Agreement, you agree that the payments under the Plan may be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (a) any clawback, forfeiture or other similar policy adopted by the Company’s board of directors or compensation committee thereof and as in effect from time to time, including, without limitation, the Amended and Restated Policy Regarding Recoupment of Certain Executive Compensation (as amended from time to time, the “Policy”) adopted by the Company, and (b) applicable law (collectively, the “Clawback Provisions”). To the extent the Company’s recovery rights under the Clawback Provisions conflict with any other contractual rights you may have with the Company or any affiliate, including under the Plan, you understand that the terms of the Clawback Provisions shall supersede any such contractual rights or Plan provisions. No recovery of compensation under any Clawback Provision or otherwise, including under the Policy, will be an event that triggers or contributes to your right to resign for “Good Reason” or (or similar term) under the Plan or any agreement with the Company or any affiliate of the Company. You agree that you are not entitled to indemnification or right of advancement of expenses in connection with any enforcement of the Clawback Provisions by the Company and, to the extent any agreement or organizational document purports to provide otherwise, you hereby irrevocably agree to forego such indemnification. By accepting this Designation Letter, you agree to take all required action in a reasonably prompt manner, as applicable, to enable any reduction, cancellation, forfeiture or recoupment of the payments hereunder and any other compensation in order to enable the enforcement of the Clawback Provisions.]4

This Designation Letter is subject in all respects to the terms and provisions of the Plan, as amended from time to time. In the event of any conflict between the terms of this Designation Letter and the terms of the Plan, the terms of the Plan shall govern.

4 Section 16 Participant.

Your participation in the Plan will be effective upon your acceptance of this Designation Letter. You will be deemed to have accepted the terms of this Designation Letter unless you otherwise notify the Company in writing within 15 days after the date of your receipt of this Designation Letter.

Sincerely,

CBRE GROUP, INC.

By: ________________________________

Name:

Title:

ACCEPTED AND AGREED:

By: ________________________________

Name:

Exhibit B

Restrictive Conditions5

As a condition precedent and subsequent to the receipt of any actual payments and benefits provided to a Participant under Section 5.1 or Section 5.2 of the attached Plan (other than payment of the Accrued Obligations), you (the Participant), in order to accept any such benefits and payments, must comply with the following restrictive conditions precedent and subsequent to receipt thereof, as set forth below.

1)
Confidentiality. The protection of confidential information and trade secrets is essential for CBRE Group, Inc. (the “Company”), its subsidiaries from time to time (collectively with the Company, the “Company Group”) and employees’ future security. To protect such information, employees may not disclose any trade secrets of confidential information as discussed in detail in the Standards of Business Conduct (“SOBC”) as in effect from time to time. The Company’s confidentiality policy as set forth in the SOBC is ongoing even after employment with the Company Group terminates.
a)
You must acknowledge that all forms, documents, papers, records, files, computer software, application systems and programs, and other materials prepared or received by you that pertain to the Company Group’s business, including appraisal reports and all supporting documentation, Company Group letters to you and copies of letters sent by you, are the property of the Company Group; provided, however, that you may have a copy of any documents you signed relating to the obtaining or holding of employment with the Company Group if required by applicable law. You further acknowledge that all information, including information in electronic form, disclosed to or developed by you during your employment by the Company Group relating to the Company Group’s business, including, without limitation, the Company Group’s strategies and business plans, the identity of and information concerning potential or actual clients, and specialized techniques developed or used by the Company Group are the exclusive property of the Company Group.
b)
You agree to maintain as confidential and not to disclose to others or use for any purpose, for so long as you continue to hold or possess it, any Confidential Information to which you have or had access or exposure as a result of the performance of your services for the Company Group.
2)
Restrictions. In order to preserve the Confidential Information, and to protect the Company Group’s proprietary interest in its trade secrets, and to protect the goodwill of the Company Group, and in consideration of the payments and benefits contained in the Release and other good and valuable consideration, you must agree that, for the Restricted Period, you will not, directly or indirectly: (i) solicit, induce or attempt to induce, on your

5 This Exhibit B to be updated and/or supplemented, depending on the location of the Participants, in order to comply with state law.

own behalf or on behalf of any other person or organization, any of the Company Group’s clients whom you solicited or with whom you substantially and directly dealt or became acquainted while you were employed with the Company Group for the purpose of either (a) inducing said client to terminate, diminish, or materially alter in a manner harmful to the Company Group its relationship with the Company Group, or (b) providing, or offering to provide, Conflicting Services to said client; (ii) solicit for employment, hire or attempt to hire, on your own behalf or on behalf of any other person or organization, any of the Company Group’s consultants, personnel or employees (or anyone who was a client, consultant, member of the Company Group’s personnel or employee at any time within the twelve (12) month period immediately preceding your Date of Termination); or (iii) within the Territory, engage in or assist others in engaging in any Restricted Business (defined below), or have an interest in any Restricted Business including as a partner, shareholder, member, employee, principal, agent, trustee or consultant (except as the passive holder of not more than 2% of the outstanding stock of a publicly held company). In addition, during the Restricted Period, you must not disparage, criticize or ridicule, or otherwise engage in any conduct that is injurious to the reputation or interest of the Company Group. If any court of competent jurisdiction shall determine that the provisions of this paragraph exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall nevertheless be enforceable by such court against you upon such shorter term, or within such lesser geographic area or scope, as may be determined by such court to be reasonable and enforceable.
3)
Cooperation. You shall cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding, or to provide information to the Company for any project or assignment in which you were involved during your employment, as reasonably requested by the Company (including, without limitation, by being available to the Company upon reasonable notice and at mutually-acceptable times and locations) for interviews and factual investigations, providing testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information that you recall, and turning over to the Company all relevant documents which are requested by the Company and which may come into your possession, all at times and on schedules that are reasonably consistent with your other permitted activities and commitments. Such services will be without additional compensation to you, but the Company will reimburse you for any reasonable travel and out-of-pocket costs and expenses (including, without limitation, attorneys’ fees and expenses in accordance with the Company’s charter and by-laws and directors and officers insurance policy) incurred by you in providing such cooperation. To the extent consistent with applicable law, you will provide the Company advance written notice of any subpoena or legal proceeding and perform all acts reasonably and commercially practicable, at the Company’s expense, to assist the Company to obtain a protective order to the extent the Company seeks such protection. Furthermore, if such a protective order or other remedy is not obtained, or the Company waives compliance with the provision of this Section 3, you will furnish only such information or take only such action which your lawyers advise you is legally advisable and will exercise reasonable commercial efforts to obtain reliable assurance that confidential treatment will be accorded any information so furnished. For avoidance of doubt, nothing in this Section 3 shall require you to cooperate with the Company in any dispute that arises with respect to the Plan (except as otherwise provided in Section 13 of the Plan related to a claim for benefits under the Plan) or on any other any matter in which the Company’s and your interests are adverse.

Notwithstanding the foregoing, this Section 3 shall become effective on the applicable date provided in Section 15 of the Plan.

4)
Definitions. Defined terms used in this Exhibit B and not otherwise defined in the Plan shall have the meaning set forth below:
a)
“Confidential Information” means any information, data and know-how relating to the business of the Company Group or its clients and referral sources that is developed by or disclosed to you or known by you as a result of your relationship with the Company Group (whether constituting a trade secret or not, and whether or not labelled in writing as “confidential”), including, without limitation, the following information: financial information, supply and service information, marketing information, personnel information, the identity of and information concerning potential or actual clients, and specialized techniques developed or used by the Company Group. The term “Confidential Information” does not include information that (i) has become a part of the public domain other than as a result of its wrongful disclosure, or (ii) is or hereafter becomes lawfully obtainable from other sources without an obligation of confidentiality. Any combination of information shall not be deemed within the foregoing exception merely because individual features are in the public domain if the combination itself is not in the public domain.
b)
“Conflicting Services” means services of any entity (other than the Company Group) that are the same or substantially similar to those services of the Company Group (x) provided by you (directly or indirectly through others) during the twelve (12) months preceding your Date of Termination, or (y) about which you acquired Confidential Information or trade secrets during your employment by the Company Group.

c)
“Restricted Business” means any business that is competitive with any of the Company Group’s businesses, including, but not limited to, Advisory (leasing, sales, debt origination, mortgage servicing, valuations); Building Operations & Experience (facilities management, property management, flex space & experience); Project Management (program management, project management, cost consulting); Real Estate Investments (investment management, development), in each case, for which you have or had at any time during the two (2) years preceding your Date of Termination any responsibilities or about which you possess Confidential Information.
d)
“Territory” means any national, state, provincial, territorial or other jurisdiction globally in which you performed services for the Company Group at any time during the twelve (12) months prior to your Date of Termination, including but not limited to any such jurisdiction in which you, directly or indirectly through others, provided the Company Group’s services to clients or marketed or offered to provide the Company Group’s services.
5)
Remedies. You agree that irreparable damage may occur in the event that any of the provisions of this Exhibit B were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages may be inadequate in such event. Accordingly, it is acknowledged that, the parties hereto shall be entitled to seek equitable relief, without proof of actual damages, including seeking an injunction or injunctions or order for specific performance to prevent breaches of this Exhibit and to enforce specifically the terms and provisions of this Exhibit, in addition to any other remedy to which they may be entitled at law or in equity as a remedy for any such breach or threatened breach. You further agree that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Exhibit, and you irrevocably waive any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. This Section 5 shall not, however, be construed as a waiver of any of the rights which any Company Group may have for damages or otherwise.

6)
Modification of Covenant and Severability. This Exhibit shall be enforced to the fullest extent permissible. Accordingly, the provisions of this Exhibit shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof; provided, that the remedies and limitations thereon contained in this Exhibit shall be construed as integral provisions of this Exhibit and that such remedies and limitations shall not be severable in any manner that increases a Person’s liability or obligations hereunder. Upon such determination by a court of competent jurisdiction that any term or other provision, or the application thereof to any Person or circumstance, is invalid, illegal or incapable of being enforced, (a) such invalid, illegal, or unenforceable provision may, without further action of the parties, be modified or reformed so as to achieve the broadest restriction possible and to the fullest extent permitted under the law so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible and (b) in the event of any such modification or reform, the remainder of this Exhibit and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of such provision, or the application thereof, in any other jurisdiction. Without limiting the generality of the foregoing, if any covenant or agreement set forth in this Exhibit is found by any court of competent jurisdiction to be invalid or unenforceable, including, because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area or otherwise conflicts with applicable Law in any jurisdiction, then such court is empowered to reform such covenant or agreement (including by reducing the scope, duration or geographic area of the term or provision, deleting specific words or phrases or replacing any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision), and such covenant will be deemed reformed, only in such jurisdiction to extend only over the maximum period of time, range of activities or geographic area, or otherwise, so as to effect the original intention of the invalid or unenforceable term or provision and as to which it may be valid and enforceable.

7)
Protected Activity. Nothing in this Exhibit B shall prohibit or impede you from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. You do not need to give prior notice to (or the consent of) the Company Group prior to making any such communication or disclosure. Notwithstanding the foregoing, under no circumstance will you be authorized to disclose any information covered by attorney-client privilege or attorney work product of any member of the Company without prior written consent of a General Counsel or other officer designated by the Company Group.